Exhibit 99

4832 Grand Avenue
Duluth, MN 55807 USA
Phone: (218) 628-2217
Fax: (218) 628-3245
Email: info@ikonics.com
Website: www.ikonics.com

News Contact:	Bill Ulland	For Immediate Release
	Chairman, President & CEO	August 6, 2015
(218) 628-2217

IKONICS REPORTS SECOND QUARTER RESULTS

DULUTH, MN - IKONICS Corporation (NASDAQ:IKNX), a Duluth-based imaging technology company, reported 2015 second quarter sales of $4,654,000, 6% below the record second quarter of 2014.  Most of this difference is attributable to weak export sales, which continue to suffer from the strong U.S. dollar. Earnings fell to $28,000, or $0.01 per diluted share, compared to $0.10 per share, for the comparable quarter in 2014.

Bill Ulland, IKONICS CEO, said: “I believe the strong U.S. dollar will be with us for a while, and, as with most companies that have a strong export business, we will feel pricing and sales pressure. Consequently, we are increasing our efforts to reduce costs”.

Ulland went on to say that IKONICS Advanced Materials Solutions (AMS) aerospace division continues to be a very bright spot. Sales for the quarter were up 67% over the second quarter of 2014 and up 40% for the year.

“We now are getting repeat and continual business as the aircraft utilizing our technology enters into commercial service, and we are negotiating long term agreements to supply this business.  We are transitioning from small periodic orders to growing production orders, which will allow us to maximize production efficiency.  We broke ground on the 27,000 square foot expansion for AMS on August 6th.”

Ulland noted that recent independent test results confirm the value of AMS’s Precision Abrasive Machining (PAM) technology to the industry. “The report demonstrates that the PAM method of machining composite materials is much less damaging to the composites than other methods.  I believe this may prove to be very important to the aerospace industry, both civilian and military.”

The report may be viewed on IKONICS web site at http://ikonics.uberflip.com/i/545691-ams-precision-abrasive-machining-technology.

This press release contains forward-looking statements regarding sales, gross profits, net earnings, balance sheet position, industry trends and new products, technologies and businesses initiatives that involve risks and uncertainties. The Company’s actual results could differ materially as a result of downturns in the aerospace industry, unexpected production delays by the Company’s customers, lack of acceptance of new products and technologies, introduction of new products or technologies by competitors, the effects of federal budget sequestration, domestic and global economic conditions, inherent risk and uncertainty in the protection of intellectual property rights, the ability to control operating costs without impacting growth as well as the factors described in the Company’s Forms 10-K, and 10-Q, and other reports on file with the SEC.

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IKONICS Corporation

CONDENSED STATEMENTS OF OPERATIONS (unaudited)

For the Three Months and Six Months Ended June 30, 2015 and 2014

	Three Months Ended		Six Months Ended
	6/30/15	6/30/14	6/30/15	6/30/14
Net sales	$4,653,548	$4,924,747	$8,251,437	$9,389,323

Cost of goods sold	3,013,806	3,213,875	5,511,020	5,919,298

Gross profit	1,639,742	1,710,872	2,740,417	3,470,025

Operating expenses	1,445,060	1,417,892	3,016,501	2,861,872

Income (loss) from operations	194,682	292,980	(276,084)	608,153

Other	1,510	1,552	3,206	3,510

Income (loss) before income taxes	196,192	294,532	(272,878)	611,663

Income tax expense (benefit)	168,468	96,100	(71,655)	208,316

Net income (loss)	$27,724	$198,432	$(201,223)	$403,347

Earnings (loss) per common share-diluted	$0.01	$0.10	$(0.10)	$0.20

Average shares outstanding-diluted	2,018,792	2,019,721	2,018,253	2,016,774

Condensed Balance Sheets

As of June 30, 2015 and December 31, 2014

	6/30/15	12/31/14
	(unaudited)
Assets
Current assets	$8,662,610	$8,857,243
Property, plant and equipment, net	5,656,667	5,416,848
Intangible assets, net	325,113	353,871
	$14,644,390	$14,627,962
Liabilities and Stockholders’ Equity
Current liabilities	$951,715	$744,497
Deferred income taxes	545,000	545,000
Long term debt	—	—
Stockholders’ equity	13,147,675	13,338,465
	$14,644,390	$14,627,962

CONDENSED STATEMENTS OF CASH FLOWS (unaudited)

For the Six Months Ended June 30, 2015 and 2014

	6/30/15	6/30/14
Net cash provided by operating activities	$469,418	$364,377

Net cash used in investing activities	(36,854)	(983,691)

Net cash provided by financing activities	—	44,730

Net increase (decrease) in cash and cash equivalents	432,564	(574,584)

Cash and cash equivalents at beginning of period	1,936,214	1,704,300

Cash and cash equivalents at end of period	$2,368,778	$1,129,716